Contact:
Wayne Schellhammer
Chairman & Chief Executive Officer
American CareSource Holdings, Inc.
Tel. 972-871-7912

FOR IMMEDIATE RELEASE

                          American CareSource Holdings
               Closes Additional $2.7 Million in Private Placement

Irving, TX, March 2, 2006 -- American CareSource Holdings, Inc. (OTCBB: ACSH) a healthcare services company today announced it has raised an additional $2.7 million in gross proceeds from the sale of common stock. The company sold approximately 536,200 shares of common stock for $5.00 per share in a private placement to institutional and other accredited investors for which it paid commissions of $214,480 to the placement agent and issued a warrant to purchase approximately 42,900 shares of common stock. The net proceeds from the sale will be used for working capital and to repay indebtedness. Combined with the private placement of $7.3 million closed and announced February 17, 2006, American CareSource Holdings, Inc. raised approximately $10 million in private placements at a price of $5.00 per share.

The securities offered and sold in this private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, American CareSource Holdings, Inc. has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and the shares issuable upon exercise of the warrant by the placement agent. Laidlaw & Co. (UK) Ltd. acted as the sole placement agent for this offering.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc., the first national, publicly traded ancillary care benefit management company, is a comprehensive ancillary care service provider offering a national network of more than 20,000 ancillary providers. American CareSource Holdings, Inc.'s ancillary network management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource Holdings, Inc. offers its clients substantial discounts on services rendered through its network of ancillary care providers in more than 30 service categories.

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Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.


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